EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT OF
TOYOTA MOTOR CREDIT CORPORATION (“THE SERVICER”)

I, Wei Shi, certify that:

(a)   A review of the Servicer’s activities and of its performance under the applicable Sale and Servicing Agreement during the year ended December 31, 2013 has been made under my supervision.

(b)   To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout the aforementioned period.

March 28, 2014
By: /S/ WEI SHI Wei Shi Group Vice President - Treasury, Business Intelligence, Analytics and Finance Toyota Motor Credit Corporation, as Servicer of the Toyota Auto Receivables 2011-A Owner Trust